                                                                      Exhibit 99

                              SIMON PROPERTY GROUP
                            SUPPLEMENTAL INFORMATION
                                Table of Contents
                             As of December 31, 1998



             Information                                                Page
             -----------                                                ----

Overview                                                                  5

Ownership Structure                                                      6-8

Reconciliation of Income to
     Funds from Operations ("FFO")                                        9

Selected Financial Information                                          10-11

Portfolio GLA, Occupancy & Rent Data                                    12-14

Rent Information                                                         15

Lease Expirations                                                       16-17

Total Debt Amortization and Maturities by Year                           18

Summary of Indebtedness                                                  19

Summary of Indebtedness by Maturity                                     20-25

Summary of Variable Rate Debt and Interest Rate Protection Agreements   26-27

New Development Activities                                               28

Significant Renovation/Expansion Activities                              29

Capital Expenditures                                                     30

Gains on Sales of Peripheral Land                                        31

Teleconference Text - February 18, 1999                                32-41


                                     4 of 41

                              SIMON PROPERTY GROUP
                                    Overview



The Company
-----------

Simon Property Group, Inc. ("SPG") (NYSE:SPG) is a self-administered and self-managed real estate investment trust ("REIT"). Simon Property Group, L.P. (the "Operating Partnership") is a subsidiary partnership of SPG. Shares of SPG are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. ("SRC", and together with SPG, the "Company"). The Company and the Operating Partnership (collectively the "Simon Group") are engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers.

On September 24, 1998, the merger between Simon DeBartolo Group, Inc. ("SDG") and Corporate Property Investors, Inc. ("CPI"), a privately held real estate investment trust and its "paired share" affiliate was completed. The CPI merger added 22 high quality regional malls plus three office buildings to the Simon Group portfolio.

At December 31, 1998, the Company, directly or through the Operating Partnership, owned or had an interest in 242 properties which consisted of regional malls, community shopping centers, and specialty and mixed-use properties containing an aggregate of 166 million square feet of gross leasable area (GLA) in 35 states and one asset in Europe. The Company, together with its affiliated management companies, owned or managed approximately 180 million square feet of GLA in retail and mixed-use properties.

On February 24, 1999, SPG announced that it has entered into a definitive agreement to acquire a portfolio of up to 14 regional malls from New England Development Company (NED) and assume management responsibilities from NED's affiliated management company, WellsPark Management LLC. The purchase price for this 10.6 million square foot portfolio is $1.725 billion, which includes ten properties in Massachusetts, two in New Hampshire and one each in Connecticut and Virginia.

This package was prepared to provide (1) ownership information, (2) certain operational information, and (3) debt information as of December 31, 1998, for the Company and the Operating Partnership.

Certain statements contained in this Supplemental Package may constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the business and prospects of the Company and the Operating Partnership, including the risks and uncertainties discussed in other periodic filings made by the Company and the Operating Partnership with the Securities and Exchange Commission.

We hope you find this Supplemental Package beneficial. Any questions, comments or suggestions should be directed to: Shelly J. Doran, Director of Investor Relations-Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 (317) 685-7330.


                                     5 of 41

                              SIMON PROPERTY GROUP
                        ECONOMIC OWNERSHIP STRUCTURE (1)
                                DECEMBER 31, 1998




                           SIMON PROPERTY GROUP, L.P.

                               225,669,174 units


                           SD Property Group, Inc.(2)

                                                            %
                                                         ------
       SPG Properties, Inc.                               99.99%
       100 Individual Shareholders                         0.01%
                                                         ------
                                                         100.00%


                                37,873,965 Units

                            SPG Properties, Inc. (2)

                                                              %
                                                          -------
     Simon Property Group, Inc.                            99.99%
     100 Individual Shareholders                            0.01%
                                                          -------
                                                          100.00%

                                75,825,562 Units

                      Simon Property Group, Inc.(2)(3)(4)


     Common Shareholders                           Shares              %
     -------------------                        -----------          -----
     Public Shareholders                        162,696,498          97.6%
     Simon Family                                 3,318,421           2.0%
     DeBartolo Family                                31,623           0.0%
     Executive Management (5)                       728,489(5)        0.4%
                                                 ----------         ------
                                                166,775,031         100.0%


                               47,787,490 units

                                Limited Partners
                              ("Limited Partners")

     Unitholders                                    Units              %
     -----------                                 ----------          -----
     Simon Family                                34,584,455          53.9%
     DeBartolo Family                            22,222,599          34.6%
     Executive Management (5)                       153,498           0.2%
     Other Limited Partners                       7,221,605          11.3%
                                                 ----------         ------
                                                 64,182,157         100.0%
                                                 ----------         ------


                    Ownership of Simon Property Group, L.P.

                                                                        %
                                                                      -----
     Simon Property Group, Inc.
       Public Shareholders                                            69.8%
       Simon Family                                                    1.5%
       DeBartolo Family                                                0.0%
       Executive Management (5)                                        0.3%
                                                                     ------
          Subtotal                                                    71.6%
                                                                     ------
     Limited Partners
       Simon Family                                                   15.3%
       DeBartolo Family                                                9.8%
       Executive Management (5)                                        0.1%
       Other Limited Partners                                          3.2%
                                                                     ------
          Total                                                       28.4%
                                                                     ------
                                                                     100.0%
                                                                     ------


(1) Schedule excludes preferred stock (see "Preferred Stock Outstanding") and units not convertible into common stock.
(2)  General partner of Simon Property Group, L.P.
(3) Shares of Simon Property Group, Inc. ("SPG") are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc.
(4) The number of outstanding shares of common stock of SPG exceeds the number of Simon Property Group, L.P. units owned by SPG by approximately 5.29 million. This is the result of the direct ownership of Ocean County Mall by SPG.
(5)  Executive management excludes Simon family members.



                                    6 of 41

                              SIMON PROPERTY GROUP
                   Changes in Common Stock and Unit Ownership
         For the Period from December 31, 1997 through December 31, 1998


                                                              Operating       Company
                                                             Partnership      Common
                                                               Units(1)      Shares(2)
                                                               -------       --------
Number Outstanding at December 31, 1997                      61,850,762    109,643,001


Restricted Stock Awards (Stock Incentive Program), Net             --          495,131

Issuance of Stock and Units in Connection
       with Acquisitions of Cordova Mall,
       Lakeline Mall, The Westchester,
       Rolling Oaks Mall, and Washington Plaza                2,344,199        519,889

Conversion of units into cash                                    (9,904)          --

Conversion of units into stock                                   (2,900)         2,900

Shares Placed in Unit Investment Trusts                            --        2,957,335

Issuance of Stock in connection with the DeBartolo Merger          --           32,062

Issuance of Stock in connection with the CPI Merger                --       53,078,564

Issuance of Stock for Stock Option Exercises                       --           46,149


Number Outstanding at December 31, 1998(3)                   64,182,157    166,775,031



         Total Common Shares and Units Outstanding at December 31, 1998:
                                 230,957,188(3)


(1) Excludes units owned by the Company (shown here as Company Common Shares) and units not convertible into common shares.
(2) Common shares prior to the CPI Merger reflected shares of Simon DeBartolo Group, Inc.
(3) Excludes preferred units relating to preferred stock outstanding (see Schedule of Preferred Stock).


                                    7 of 41

                              SIMON PROPERTY GROUP
                           Preferred Stock Outstanding
                             As of December 31, 1998
                                  ($ in 000's)



                                                                  Number        Liquidation                   Ticker
         Issuer                     Description                  of Shares      Preference          $         Symbol

  Convertible:

----------------------------------------------------------------------------------------------------------------------
Simon Property Group, Inc.      Series A Preferred                209,249        $1,000          $209,249      N/A
                                6.5% Convertible(1)
----------------------------------------------------------------------------------------------------------------------
Simon Property Group, Inc.      Series B Preferred              4,844,331          $100          $484,433    SPGPrB
                                6.5% Convertible(2)
----------------------------------------------------------------------------------------------------------------------

  Perpetual:

----------------------------------------------------------------------------------------------------------------------
SPG Properties, Inc.            Series B Preferred              8,000,000           $25          $200,000    SGVPrB
                                83/4% Perpetual(3)
----------------------------------------------------------------------------------------------------------------------
SPG Properties, Inc.            Series C Preferred 7.89%        3,000,000           $50          $150,000      N/A
                                Perpetual(4)
----------------------------------------------------------------------------------------------------------------------



(1) Assumed in connection with the CPI merger. Each share is convertible into a number of shares of common stock obtained by dividing $1,000 by $26.319 (conversion price), which is subject to adjustment as outlined below. The stock is not redeemable, except as needed to maintain or bring the direct or indirect ownership of the capital stock of the Company into conformity with the requirements of Section 856(a)(6) of the Code. Subsequent to December 31, 1998, the largest shareholder of this issue elected to convert their preferred stock to common stock (150,000 shares). This transaction was completed effective February 26, 1999.

(2) Issued as part of the consideration for the CPI merger. Each share is convertible into a number of shares of common stock of the Company obtained by dividing $100 by $38.669 (the conversion price), which is subject to adjustment as outlined below. The Company may redeem the stock on or after September 24, 2003 at a price beginning at 105% of the liquidation preference plus accrued dividends and declining to 100% of the liquidation preference plus accrued dividends any time on or after September 24, 2008. The shares are traded on the New York Stock Exchange. The closing price on December 31, 1998, was $83.00 per share.

         The conversion prices of the Series A and Series B Convertible Preferred Stock are subject to adjustment by the Company in connection with certain events including (i) any subdivision or combination of shares of common stock of the Company or the declaration of a distribution in the form of additional shares of common stock of the Company, (ii) issuances of rights or warrants to the holders of common stock of the Company, and (iii) any consolidation or merger to which the Company is a party, any sale or conveyance to another person of all or substantially all of the assets of the Company or any statutory exchange of securities with another person.


(3) SPG Properties, Inc. may redeem the stock on or after September 29, 2006. The shares are not convertible into any other securities of SPG Properties, Inc. or the Company. The shares are traded on the New York Stock Exchange. The closing price on December 31, 1998, was $25.5625 per share.

(4) The Cumulative Step-Up Premium Rate Preferred Stock was issued at 7.89%. The shares are redeemable after September 30, 2007. Beginning October 1, 2012, the rate increases to 9.89%.


                                    8 of 41

                              SIMON PROPERTY GROUP
            Reconciliation of Income to Funds From Operations ("FFO")
                             As of December 31, 1998

                  (Amounts in thousands, except per share data)


                                                                           Twelve Months Ended
                                                                              December 31,
                                                                          1998             1997
                                                                          ----             ----
Income Before Extraordinary Items                                      $ 236,230        $ 203,133

Plus:  Depreciation and Amortization from Consolidated Properties        267,423          200,084

Less:  Minority Interest Portion of Depreciation and Amortization         (7,307)          (5,581)


Plus:  Simon's  Share of Depreciation, Amortization and
       Extraordinary Items from Unconsolidated Affiliates

                                                                          82,323           46,760

Plus:  (Gain) Loss on Sales of Assets                                      7,283              (20)

Less:  Preferred Dividends                                               (41,471)         (29,248)
                                                                       ---------        ---------
FFO of Simon Portfolio                                                 $ 544,481        $ 415,128
                                                                       =========        =========
     Percent Increase                                                       31.2%


FFO of Simon Portfolio                                                 $ 544,481        $ 415,128

Basic FFO per Paired Share:
---------------------------

Basic FFO Allocable to the Company                                     $ 361,326        $ 258,049

Basic Weighted Average Paired Shares Outstanding                         126,522           99,920

Basic FFO per Paired Share                                             $    2.86        $    2.58
                                                                       =========        =========
     Percent Increase                                                       10.9%

Diluted FFO per Paired Share:
-----------------------------

Diluted FFO Allocable to the Company                                   $ 361,671        $ 258,401

Diluted Weighted Average Number of Equivalent Paired Shares              126,879          100,304

Diluted FFO per Paired Share                                           $    2.85        $    2.58
                                                                       =========        =========
     Percent Increase                                                       10.5%


                                    9 of 41

                              SIMON PROPERTY GROUP
                         Selected Financial Information
                             As of December 31, 1998
                         (In thousands, except as noted)

                                                      As of or for the
                                                    Twelve Months Ended
                                                       December 31,
                                                   1998              1997         % Change
                                                   ----              ----         --------
Financial Highlights of the Company
-----------------------------------

Total Revenue - Consolidated Properties          $1,405,599       $ 1,054,157      33.3%

Total EBITDA of Simon Portfolio                  $1,361,432       $   940,028      44.8%
EBITDA After Minority Interest                   $1,068,233       $   746,842      43.0%

Net Income Available to Common Shareholders
                                                 $  133,598       $   107,989      23.7%
Basic Net Income per Common Share                $     1.06       $      1.08     -1.9%
Diluted Net Income per Common Share
                                                 $     1.06       $      1.08     -1.9%

FFO of the Simon Portfolio                       $  544,481       $   415,128      31.2%
Basic FFO Allocable to the Company               $  361,326       $   258,049      40.0%
Diluted FFO Allocable to the Company
                                                 $  361,671       $   258,401      40.0%
Basic FFO per Common Share                       $     2.86       $      2.58      10.9%
Diluted FFO per Common Share                     $     2.85       $      2.58      10.5%

Distributions per Common Share                   $   2.0200       $    2.0075       0.6%


Operational Statistics
----------------------

Occupancy at End of Period:
     Regional Malls (1)                                90.0%             87.3%      2.7%
     Community Shopping Centers (2)                    91.4%             91.3%      0.1%

Average Base Rent per Square Foot:
     Regional Malls (1)                          $    25.70       $     23.65       8.7%
     Community Shopping Centers (2)              $     7.68       $      7.44       3.2%

Regional Malls:
     Total Tenant Sales Volume,
     in millions (3)(4)                          $   12,936       $     7,960      62.5%
     Total Sales per Square Foot(4)              $      343       $       315       8.9%
     Comparable Sales per Square Foot (4)        $      346       $       318       8.8%


Number of Properties Open at End of Period              242               202      19.8%

Total GLA at End of Period, in millions               165.9             128.8      28.8%



(1)  Includes mall and freestanding stores.
(2)  Includes all Owned GLA.
(3)  Represents only those tenants who report sales.
(4) Based upon the standard definition of sales for regional malls adopted by the International Council of Shopping Centers which includes only mall and freestanding stores less than 10,000 square feet.


                                    10 of 41

                              SIMON PROPERTY GROUP
                         Selected Financial Information
                             As of December 31, 1998
                         (In thousands, except as noted)

                                                                              December 31,      December 31,
Equity Information                                                                1998              1997
------------------                                                            -----------       ------------
Limited Partner Units Outstanding at End of Period                                 64,182            61,851
Common Shares Outstanding at End of Period                                        166,775           109,643
                                                                              -----------       -----------

Total Common Shares and Units Outstanding at End of Period                        230,957           171,494
                                                                              ===========       ===========

Basic Weighted Average Paired Shares Outstanding                                  126,522            99,920
Diluted Weighted Average Number of Equivalent Paired Shares (2)                   126,879           100,304




                                                                              December 31,      December 31,
Debt Information                                                                  1998              1997
------------------                                                            -----------       ------------

Consolidated Debt                                                             $ 7,973,372       $ 5,077,990

Simon Group's Share of Joint Venture Debt                                     $ 1,227,044       $   770,776


Debt-to-Market Capitalization
-----------------------------

Common Stock Price at End of Period                                           $     28.50       $   32.6875

Equity Market Capitalization (1)                                              $ 7,608,188       $ 5,966,702

Total Consolidated Capitalization                                             $15,581,560       $11,044,692

Consolidated Debt-to-Market Capitalization                                           51.2%             46.0%

Total Capitalization - Including Simon Group's Share of JV Debt               $16,808,604       $11,815,468

Debt-to-Market Capitalization - Including Simon Group's Share of JV Debt             54.7%             49.5%



(1) Market value of Common Stock, Units and all issues of Preferred Stock of SPG and SPG Properties, Inc.
(2) The convertible preferred Series A and B shares are antidilutive securities under the computation of diluted net income per share; therefore, the securities have not been considered outstanding for purposes of computing diluted FFO per share.


                                    11 of 41

                              SIMON PROPERTY GROUP
         Portfolio GLA, Occupancy & Rent Data (Including CPI Portfolio)
                             As of December 31, 1998

                                                                                                                Avg.
                                                                                                % of         Annualized
                                                                                              Owned GLA     Base Rent Per
Type of                                  GLA-                Total              % of           Which is     Leased Sq.Ft.
Property                               Sq. Ft.             Owned GLA          Owned GLA         Leased      of Owned GLA
-------------------------------------------------------------------------------------------------------------------------

Regional Malls
--------------
-Anchor                              87,031,259           26,963,812            27.5%            98.2%        $ 3.67

-Mall Store                          48,785,621           48,737,725            49.6%            89.9%        $26.35
-Freestanding                         3,238,575            1,748,777             1.8%            92.5%        $ 8.28
                                    -----------           ----------
     Subtotal                        52,024,196           50,486,502            51.4%            90.0%        $25.70


Regional Mall Total                 139,055,455           77,450,314            78.9%            92.8%        $17.76

Community Shopping Centers


-Anchor                              12,379,916            8,082,007             8.2%            96.5%        $ 6.11
-Mall Store                           4,868,525            4,782,767             4.9%            82.1%         10.90
-Freestanding                         1,009,927              479,877              .5%            97.9%          7.44

Community Ctr. Total                 18,258,368           13,344,651            13.6%            91.4%        $ 7.68

Office Portion
Of Mixed-Use Properties               2,760,926            2,760,926             2.8%            90.6%        $19.86

Value-Oriented
Super-Regional Malls                  3,777,314            3,635,719             3.7%            98.2%        $16.40

Properties under
Redevelopment                         2,028,615              983,392             1.0%


GRAND TOTAL                         165,880,678           98,175,002          100.00%



                                Occupancy History


                                                               Community
         As of                 Regional Malls(1)*         Shopping Centers(2)*
         -----                 -----------------          --------------------

       12/31/98                       90.0%                      91.4%
       12/31/97                       87.3%                      91.3%

       12/31/96                       84.7%                      91.6%
       12/31/95(3)                    85.5%                      93.6%
       12/31/94(3)                    85.6%                      93.9%

*Historical statistical data has not been restated to include the CPI portfolio.

(1)  Includes mall and freestanding stores.
(2)  Includes all Owned GLA.
(3) On a pro forma combined basis giving effect to the Merger with DeBartolo Realty Corporation ("DRC") for periods presented.



                                    12 of 41

                              SIMON PROPERTY GROUP
         Portfolio GLA, Occupancy & Rent Data (Excluding CPI Portfolio)
                             As of December 31, 1998

                                                                                                                Avg.
                                                                                                % of         Annualized
                                                                                              Owned GLA     Base Rent Per
Type of                                 GLA-                Total              % of            Which is     Leased Sq.Ft.
Property                              Sq. Ft.             Owned GLA          Owned GLA          Leased      of Owned GLA
-------------------------------------------------------------------------------------------------------------------------

Regional Malls
--------------

-Anchor                              70,875,179           24,089,514            28.1%            98.6%        $ 3.42

-Mall Store                          39,872,471           39,839,875            46.5%            89.3%        $23.96
-Freestanding                         2,922,641            1,612,405             1.9%            95.0%        $ 8.20
                                    -----------          -----------           -----
     Subtotal                        42,795,112           41,452,280            48.4%            89.5%        $23.28


Regional Mall
 Total                              113,670,291           65,541,794            76.5%            92.9%        $15.61


Community Shopping Centers
--------------------------

-Anchor                              12,358,987            8,061,078             9.4%            96.5%        $ 6.11
-Mall Store                           4,766,329            4,680,571             5.4%            81.8%         10.92
-Freestanding                           997,769              479,877              .6%            97.9%          7.44


Community Ctr.Total                  18,123,085           13,221,526            15.4%            91.4%        $ 7.66

Office Portion
Of Mixed-Use
Properties                            2,276,021            2,276,021             2.7%            91.0%        $19.13

Value-Oriented
Super-Regional Malls                  3,777,314            3,635,719             4.2%            98.2%        $16.40

Properties under
Redevelopment                         2,028,615              983,392             1.2%


GRAND TOTAL                         139,875,326           85,658,452          100.00%



                                Occupancy History

                                                                 Community
        As of                  Regional Malls(1)             Shopping Centers(2)
        -----                   ---------------              ------------------

      12/31/98                       89.5%                         91.4%
      12/31/97                       87.3%                         91.3%

      12/31/96                       84.7%                         91.6%
      12/31/95(3)                    85.5%                         93.6%
      12/31/94(3)                    85.6%                         93.9%

(1)  Includes mall and freestanding stores.
(2)  Includes all Owned GLA.
(3) On a pro forma combined basis giving effect to the merger with DeBartolo Realty Corporation ("DRC") for periods presented.



                                    13 of 41

                              SIMON PROPERTY GROUP
            Portfolio GLA, Occupancy & Rent Data (CPI Portfolio Only)
                             As of December 31, 1998

                                                                                                             Avg.
                                                                                             % of         Annualized
                                                                                           Owned GLA     Base Rent Per
Type of                                 GLA-                Total             % of          Which is     Leased Sq.Ft.
Property                              Sq. Ft.             Owned GLA         Owned GLA        Leased      of Owned GLA
-------------------------------------------------------------------------------------------------------------------------

Regional Malls
--------------
-Anchor                             16,156,080           2,874,298            23.0%            94.6%         $ 6.08

-Mall Store                          8,913,150           8,897,850            71.1%            92.4%         $36.36
-Freestanding                          315,934             136,372             1.0%            62.9%         $17.70
                                    ----------          ----------           -----
     Subtotal                        9,229,084           9,034,222            72.1%            92.0%         $36.34


Regional Mall Total                 25,385,164          11,908,520            95.1%            92.6%         $29.69

Community Shopping Centers
--------------------------

-Anchor                                 20,929              20,929             0.2%           100.0%         $ 8.35
-Mall Store                            102,196             102,196             0.8%            96.4%           9.91
-Freestanding                           12,158                   0             0.0%             N/A             N/A
                                                                              ----

Community Ctr. Total                   135,283             123,125             1.0%            97.0%         $ 9.64

Office Portion
Of Mixed-Use
Properties                             484,905             484,905             3.9%            88.9%         $23.39



GRAND TOTAL(4)                      26,005,352          12,516,550          100.00%



                                Occupancy History

                                                            Community
         As of            Regional Malls(1)             Shopping Centers(2)
         -----            ----------------              ------------------

       12/31/98                 92.0%                         97.0%
       12/31/97                 94.0%                         (3)

       12/31/96                 90.4%                         (3)
       12/31/95                 93.1%                         (3)
       12/31/94                 92.4%                         (3)

(1) Includes mall and freestanding stores.
(2) Includes all Owned GLA.
(3) Historical data not available and not material.
(4) Excludes Palm Beach Mall, 50% owned by SPG prior to the CPI merger.



                                    14 of 41

                              SIMON PROPERTY GROUP
                   Rent Information (Including CPI Portfolio)
                             As of December 31, 1998

Average Base Rent
-----------------



                      Mall & Freestanding             %               Community                %
    As of           Stores at Regional Malls       Change          Shopping Centers         Change
    -----           ------------------------       ------          ----------------         ------
12/31/98                   $25.70                    8.7%               $7.68                3.2%

12/31/97                    23.65                   14.4                 7.44               -2.7

12/31/96                    20.68                    7.8                 7.65                4.9

12/31/95(1)                 19.18                    4.4                 7.29                2.4

12/31/94(1)                 18.37                    3.8                 7.12                N/A



Rental Rates
------------

                                Base Rent (2)
                                -------------
                     Store Openings       Store Closings              Amount of Change
Year                 During Period        During Period            Dollar       Per Earnings
----                 -------------        -------------            ------       ------------

Regional Malls:
---------------
1998                    $27.33                $23.63               $3.70           15.7%
1997                     29.66                 21.26                8.40(3)        39.5(3)
1996                     23.59                 18.73                4.86           25.9


Community Shopping Centers:
---------------------------
1998                    $10.43                $10.95              $(0.52)         (4.7)%
1997                      8.63                  9.44               (0.81)         (8.6)
1996                      8.18                  6.16                2.02          32.8


(1) On a pro forma combined basis giving effect to the merger with DRC for periods presented.
(2) Represents the average base rent in effect during the period for those tenants who signed leases as compared to the average base rent in effect during the period for those tenants whose leases terminated or expired.
(3) Including the acquisitions of Dadeland Mall, The Fashion Mall at Keystone at the Crossing, the RPT properties and the opening of The Source. Excluding these events, the spread was $6.57, or a 30.9% increase.


                                   15 of 41

                              SIMON PROPERTY GROUP
                Lease Expirations(1) - (Including CPI Portfolio)
                             As of December 31, 1998

                                                                                          Avg. Base Rent
                                        Number of                   Square               per Square Foot
        Year                         Leases Expiring                 Feet                  at 12/31/98

Regional Malls - Mall & Freestanding Stores
-------------------------------------------
1999                                       1,611                   3,363,036                  24.85
2000                                       1,712                   3,352,259                  26.21
2001                                       1,477                   3,388,029                  24.98
2002                                       1,441                   3,308,860                  25.48
2003                                       1,611                   3,979,060                  26.48
2004                                       1,415                   3,916,471                  27.03
2005                                       1,283                   4,038,931                  26.35
2006                                       1,417                   4,082,782                  27.74
2007                                       1,219                   3,551,788                  30.36
2008                                       1,097                   3,760,709                  29.03
                                      ----------                 -----------
TOTALS                                    14,283                  36,741,925                 $26.93


Regional Malls - Anchor Tenants
-------------------------------

1999                                          13                   1,599,354                   2.24
2000                                          14                   2,031,903                   1.88
2001                                          13                   1,759,973                   1.92
2002                                          13                   1,564,338                   1.99
2003                                          16                   1,949,474                   2.49
2004                                          21                   1,953,750                   3.57
2005                                          13                   1,429,815                   3.02
2006                                          17                   2,000,234                   3.40
2007                                           7                     636,374                   2.79
2008                                          11                   1,202,085                   4.42
                                      ----------                 -----------
TOTALS                                       138                  16,127,300                  $2.72


Community Centers - Mall Stores & Freestanding Stores
-----------------------------------------------------

1999                                         130                     381,136                  11.02
2000                                         278                     727,358                  11.65
2001                                         189                     545,945                  11.78
2002                                         133                     475,448                  11.26
2003                                         130                     568,836                  11.16
2004                                          66                     336,628                   9.52
2005                                          34                     258,105                   9.63
2006                                          21                     259,848                   7.39
2007                                          18                     155,360                  11.66
2008                                          19                     151,301                  10.82
                                      ----------                 -----------
TOTALS                                     1,018                   3,859,965                 $10.84

                                    16 of 41

                              SIMON PROPERTY GROUP
                Lease Expirations(1) - (Including CPI Portfolio)
                             As of December 31, 1998

                                                                                          Avg. Base Rent
                                        Number of                   Square               per Square Foot
        Year                         Leases Expiring                 Feet                  at 12/31/98

Community Centers - Anchor Tenants
----------------------------------
1999                                           7                     346,047                   2.89
2000                                          10                     339,367                   5.26
2001                                          13                     537,403                   4.13
2002                                           9                     365,636                   5.57
2003                                          10                     299,248                   6.83
2004                                           9                     232,700                   6.64
2005                                          11                     630,445                   5.61
2006                                          10                     660,361                   5.46
2007                                          14                     746,056                   6.05
2008                                          10                     399,376                   7.70
                                      ----------                 -----------
TOTALS                                       103                   4,556,639                  $5.58



(1)  Does not consider the impact of options that may be contained in leases.


                                    17 of 41

                              SIMON PROPERTY GROUP
          SPG's Share of Total Debt Amortization and Maturities by Year
                             As of December 31, 1998
                                 (In thousands)

                           SPG's Share          SPG's Share       SPG's Share of         SPG's
                            of Secured         of Unsecured       Unconsolidated        Share of
                           Consolidated        Consolidated        Joint Venture          Total
          Year                 Debt                 Debt           Secured Debt           Debt
---------------------------------------------------------------------------------------------------
1999 ............     0      205,056               818,000             10,520          1,033,577
2000 ............     1      379,085             1,083,000            124,314          1,586,400
2001 ............     2      260,549                     0              8,040            268,590
2002 ............     3      584,607               250,000            102,678            937,285
2003 ............     4      125,521               575,000            203,050            903,571
2004 ............     5      426,710               400,000             41,848            868,558
2005 ............     6      106,855               660,000             93,721            860,576
2006 ............     7      117,801               250,000            214,932            582,734
2007 ............     8      197,223               180,000             99,390            476,614
2008 ............     9       44,924                     0            245,608            290,532
Thereafter                   287,775               875,000             72,507          1,235,281
                          ----------            ----------         ----------         ----------
                          $2,736,106            $5,091,000         $1,216,610         $9,043,716
                          ==========            ==========         ==========         ==========

Premiums and Discounts on Indebtedness, Net
                                                                                          26,891
                                                                                      ----------
SPG's Share of Total Indebtedness                                                     $9,070,607
                                                                                      ==========


                                    18 of 41

                              SIMON PROPERTY GROUP
                             Summary of Indebtedness
                             As of December 31, 1998
                                 (In thousands)

                                                                             SPG's
                                                              Total        Share of        Weighted Avg.    Weighted Avg. Years
                                                           Indebtedness  Indebtedness      Interest Rate       to Maturity
                                                           ------------  ------------      -------------       -----------
Consolidated Indebtedness
   Mortgage Debt
     Fixed Rate                                             2,464,975      2,382,531           7.56%                5.9
     Debt Swapped to Maturity                                  50,000         50,000           7.74%                2.7
     Capped to Maturity, Currently "In the Money"             134,999         98,969           6.17%                5.7
     Other Hedged Debt                                         50,000         50,000           5.61%                1.0
     Floating Rate Debt                                       166,258        154,606           6.37%                3.4
                                                            ---------      ---------           ----                ----
   Total Mortgage Debt                                      2,866,232      2,736,106           7.41%                5.6

   Unsecured Debt
     Fixed Rate                                             3,190,000      3,190,000           7.21%                8.2
     Capped to Maturity, Currently "In the Money"              63,000         63,000           6.14%                1.1
     Floating Rate Debt                                        70,000         70,000           5.71%                1.1
                                                            ---------      ---------           ----                ----
   Subtotal                                                 3,323,000      3,323,000           7.17%                7.9

     CPI Merger Facility                                      900,000        900,000           5.71%                0.9
     CPI Merger Facility (Swapped)                            500,000        500,000           5.71%                1.7
     Revolving Corporate Credit Facility                      228,000        228,000           5.71%                0.7
     Revolving Corporate Credit Facility (Hedged)             140,000        140,000           5.71%                0.7
                                                            ---------      ---------           ----                ----
   Total Unsecured Debt                                     5,091,000      5,091,000           5.71%                5.5

   Adjustment to Fair Market Value - Fixed Rate                14,865         15,174            N/A                 N/A
   Adjustment to Fair Market Value - Variable Rate              1,275          1,283            N/A                 N/A
                                                            ---------      ---------           ----                ----
Consolidated Mortgages and Other Indebtedness               7,973,372      7,843,563           6.91%                5.5
                                                            =========      =========           ====                ====


Joint Venture Mortgage Indebtedness
   Fixed Rate                                               2,159,307        930,715           7.44%                7.6
   Other Hedged Debt                                          385,984        138,403           5.77%                4.0
   Floating Rate Debt                                         295,430        147,492           5.91%                2.7
                                                            ---------      ---------           ----                ----
   Subtotal                                                 2,840,721      1,216,610           7.00%                6.6

   Adjustment to Fair Market Value - Fixed Rate                20,868         10,434            N/A                 N/A
                                                            ---------      ---------           ----                ----
Joint Venture Mortgages and Other Indebtedness              2,861,589      1,227,044           7.00%                6.6
                                                            =========      =========           ====                ====

SPG's Share of Total Indebtedness
                                                                           9,070,607           6.92%                5.6
                                                                           ---------           ----                ----


                                    19 of 41

                              SIMON PROPERTY GROUP
                       Summary of Indebtedness By Maturity
                             As of December 31, 1998
                                 (In thousands)



                                                                                                     SPG's        Weighted Avg
                     Property                           Maturity        Interest      Total         Share of      Interest Rate
                       Name                               Date            Rate     Indebtedness   Indebtedness       by Year
                       ----                               ----            ----     ------------   ------------       -------
Consolidated Indebtedness
Fixed Rate Mortgage Debt:
        Great Lakes Mall - 2                              3/1/99           7.07%       8,489          8,489
        Ingram Park Mall - 2                             12/30/99          9.63%       7,000          7,000
        Ingram Park Mall - 1                             12/30/99          8.10%      47,955         47,955
        Barton Creek Square                              12/30/99          8.10%      62,064         62,064
        La Plaza Mall                                    12/30/99          8.25%      49,475         49,475
                                                                                  ----------     ----------
             Subtotal 1999                                                           174,983        174,983        8.15%

        Florida Mall, The - 2                            2/28/00           6.65%      90,000         90,000
        South Shore                                 (3)   4/1/00           9.75%          82             82
        Windsor Park Mall - 1                             6/1/00           8.00%       5,771          5,771
        Trolley Square - 1                               7/23/00           5.81%      19,000         17,100
        North East Mall                                   9/1/00          10.00%      21,934         21,934
        Bloomingdale Court                               12/1/00           8.75%      27,359         27,359
        Forest Plaza                                     12/1/00           8.75%      16,904         16,904
        Fox River Plaza                                  12/1/00           8.75%      12,654         12,654
        Lake View Plaza                                  12/1/00           8.75%      22,169         22,169
        Lincoln Crossing                                 12/1/00           8.75%         997            997
        Matteson Plaza                                   12/1/00           8.75%      11,159         11,159
        Regency Plaza                                    12/1/00           8.75%       1,878          1,878
        St. Charles Towne Plaza                          12/1/00           8.75%      30,742         30,742
        West Ridge Plaza                                 12/1/00           8.75%       4,612          4,612
        White Oaks Plaza                                 12/1/00           8.75%      12,345         12,345
                                                                                  ----------     ----------
             Subtotal 2000                                                           277,607        275,707        7.97%

        Biltmore Square                                   1/1/01           7.15%      26,681         26,681
        Chesapeake Square                                 1/1/01           7.28%      48,164         48,164
        Port Charlotte Town Center - 1                    1/1/01           7.28%      52,731         52,731
        Great Lakes Mall - 1                              3/1/01           6.74%      52,632         52,632
        J.C. Penney/Net Leased (Norfolk)            (3)  11/30/01          8.50%         991            991
                                                                                  ----------     ----------
             Subtotal 2001                                                           181,199        181,199        7.11%

        Lima Mall                                         3/1/02           7.12%      18,903         18,903
        Columbia Center                                  3/15/02           7.62%      42,326         42,326
        Northgate Shopping Center                        3/15/02           7.62%      79,035         79,035
        Tacoma Mall                                      3/15/02           7.62%      92,474         92,474
        J.C. Penney/Net Leased (Chattanooga)        (3)  5/31/02           6.80%         847            847
        River Oaks Center                                 6/1/02           8.67%      32,500         32,500
        North Riverside Park Plaza - 1                    9/1/02           9.38%       3,918          3,918
        North Riverside Park Plaza - 2                    9/1/02          10.00%       3,617          3,617
        Principal Mutual Mortgages - Pool 1         (1)  9/15/02           6.81%     103,698        103,698
        Principal Mutual Mortgages - Pool 2         (2)  9/15/02           6.77%     137,823        137,823
        Northlake Mall                              (3)  12/1/02           8.00%       1,053          1,053
        Palm Beach Mall                             (4)  12/15/02          7.50%      50,471         50,471
                                                                                  ----------     ----------
             Subtotal 2002                                                           566,665        566,665        7.32%

        Miami International Mall                         12/21/03          6.91%      46,483         27,890
                                                                                  ----------     ----------
             Subtotal 2003                                                            46,483         27,890        6.91%


                                    20 of 41

                              SIMON PROPERTY GROUP
                       Summary of Indebtedness By Maturity
                             As of December 31, 1998
                                 (In thousands)

                                                                                                     SPG's        Weighted Avg
                     Property                           Maturity        Interest      Total         Share of      Interest Rate
                       Name                               Date            Rate     Indebtedness   Indebtedness       by Year
                       ----                               ----            ----     ------------   ------------       -------
        Battlefield Mall - 1                              1/1/04           7.50%      48,665         48,665
        Battlefield Mall - 2                              1/1/04           6.81%      45,000         45,000
        Forum Phase I - Class A-1                        5/15/04           7.13%      46,997         28,198
        Forum Phase II - Class A-1                       5/15/04           7.13%      43,004         23,652
        CMBS Loan - Fixed Component                      12/19/04          7.27%     175,000        175,000
                                                                                  ----------     ----------
             Subtotal 2004                                                           358,666        320,515        7.22%

        Tippecanoe Mall - 1                               1/1/05           8.45%      46,255         46,255
        Tippecanoe Mall - 2                               1/1/05           6.81%      16,000         16,000
        Melbourne Square                                  2/1/05           7.42%      39,404         39,404
        Cielo Vista Mall - 2                             11/1/05           8.13%       1,940          1,940
                                                                                  ----------     ----------
             Subtotal 2005                                                           103,598        103,598        7.80%

        Treasure Coast Square                             1/1/06           7.42%      53,218         53,218
        Gulf View Square                                 10/1/06           8.25%      37,633         37,633
        Paddock Mall                                     10/1/06           8.25%      29,930         29,930
                                                                                  ----------     ----------
             Subtotal 2006                                                           120,782        120,782        7.88%

        Cielo Vista Mall - 1                              5/1/07           9.38%      55,185         55,185
        Cielo Vista Mall - 3                              5/1/07           6.76%      39,000         39,000
        McCain Mall - 1                                   5/1/07           9.38%      25,768         25,768
        McCain Mall - 2                                   5/1/07           6.76%      18,000         18,000
        Valle Vista Mall - 1                              5/1/07           9.38%      34,130         34,130
        Valle Vista Mall - 2                              5/1/07           6.81%       8,000          8,000
        University Park Mall                             10/1/07           7.43%      59,500         35,700
                                                                                  ----------     ----------
             Subtotal 2007                                                           239,583        215,783        8.27%

        Randall Park Mall - 2                            6/18/08           7.33%      35,000         35,000
                                                                                  ----------     ----------
             Subtotal 2008                                                            35,000         35,000        7.33%

        College Mall - 2                                  1/1/09           6.76%      12,000         12,000
        Greenwood Park Mall - 2                           1/1/09           6.76%      62,000         62,000
        College Mall - 1                                  1/1/09           7.00%      42,360         42,360
        Greenwood Park Mall - 1                           1/1/09           7.00%      35,478         35,478
        Towne East Square - 1                             1/1/09           7.00%      56,006         56,006
        Towne East Square - 2                             1/1/09           6.81%      25,000         25,000
                                                                                  ----------     ----------
             Subtotal 2009                                                           232,844        232,844        6.90%

        Windsor Park Mall - 2                             5/1/12           8.00%       8,863          8,863
                                                                                  ----------     ----------
             Subtotal 2012                                                             8,863          8,863        8.00%

        Chesapeake Center                                5/15/15           8.44%       6,563          6,563
        Grove at Lakeland Square, The                    5/15/15           8.44%       3,750          3,750
        Terrace at Florida Mall, The                     5/15/15           8.44%       4,688          4,688
                                                                                  ----------     ----------
             Subtotal 2015                                                            15,001         15,001        8.44%

        Sunland Park Mall                                 1/1/26           8.63%      39,506         39,506
                                                                                  ----------     ----------
             Subtotal 2026                                                            39,506         39,506        8.63%

        Keystone at the Crossing                          7/1/27           7.85%      64,194         64,194
                                                                                  ----------     ----------
             Subtotal 2027                                                            64,194         64,194        7.85%

                                                                                  ==========     ==========        =====
        Total Consolidated Fixed Rate Mortgage Debt
                                                                                   2,464,975      2,382,531        7.56%
                                                                                  ==========     ==========        =====



                                    21 of 41

                              SIMON PROPERTY GROUP
                       Summary of Indebtedness By Maturity
                             As of December 31, 1998
                                 (In thousands)

                                                                                                     SPG's        Weighted Avg
                     Property                           Maturity        Interest      Total         Share of      Interest Rate
                       Name                               Date            Rate     Indebtedness   Indebtedness       by Year
                       ----                               ----            ----     ------------   ------------       -------
Variable Rate Mortgage Debt:

        White Oaks Mall                                   3/1/99           6.51%      16,500          9,062
                                                                                  ----------     ----------
             Subtotal 1999                                                            16,500          9,062        6.51%

        Jefferson Valley Mall                            1/12/00           5.61%      50,000         50,000
        Eastgate Consumer Mall                           3/31/00           6.00%      22,929         22,929
        Trolley Square                                   7/23/00           6.56%       8,141          7,327
                                                                                  ----------     ----------
             Subtotal 2000                                                            81,070         80,256        5.81%

        Crystal River                                     1/1/01           7.06%      16,000         16,000
        Orland Square                                     9/1/01           7.74%      50,000         50,000
                                                                                  ----------     ----------
             Subtotal 2001                                                            66,000         66,000        7.58%

        Highland Lakes Center                             3/1/02           6.56%      14,377         14,377
        Mainland Crossing                                3/31/02           6.56%       2,226          2,226
                                                                                  ----------     ----------
             Subtotal 2002                                                            16,603         16,603        6.56%

        Richmond Towne Square                       (7)  7/15/03           6.06%      14,526         14,526
        Mission Viejo Mall                          (7)  9/14/03           6.11%      37,559         37,559
        Arboretum                                   (7)  12/1/03           6.56%      34,000         30,600
                                                                                  ----------     ----------
             Subtotal 2003                                                            86,086         82,686        6.27%

        Forum Phase I - Class A-2                        5/15/04           6.19%      44,385         26,631
        Forum Phase II - Class A-2                       5/15/04           6.19%      40,614         22,338
        CMBS Loan - Variable Component                   12/19/04          6.16%      50,000         50,000
                                                                                  ----------     ----------
             Subtotal 2004                                                           134,999         98,969        6.17%
                                                                                  ==========     ==========        =====
        Total Variable Rate Mortgage Debt                                            401,258        353,575        6.40%
                                                                                  ==========     ==========        =====
        Total Consolidated Mortgage Debt                                                          2,736,106        7.41%
                                                                                                 ==========        =====


Fixed Rate Unsecured Debt:

        Unsecured Notes - CPI 1                     (3)  3/15/02           9.00%     250,000        250,000
                                                                                  ----------     ----------
             Subtotal 2002                                                           250,000        250,000        9.00%

        Unsecured Notes - CPI 2                     (3)   4/1/03           7.05%     100,000        100,000
        SPG, LP (Bonds)                                  6/15/03           6.63%     375,000        375,000
        SPG, LP (PATS)                                   11/15/03          6.75%     100,000        100,000
                                                                                  ----------     ----------
             Subtotal 2003                                                           575,000        575,000        6.72%

        SCA (Bonds)                                      1/15/04           6.75%     150,000        150,000
        SPG, LP (Bonds)                                  7/15/04           6.75%     100,000        100,000
        Unsecured Notes - CPI 3                     (3)  8/15/04           7.75%     150,000        150,000
                                                                                  ----------     ----------
             Subtotal 2004                                                           400,000        400,000        7.13%

        SCA (Bonds)                                      5/15/05           7.63%     110,000        110,000
        SPG, LP (Bonds)                                  6/15/05           6.75%     300,000        300,000
        SPG, LP (MTN)                                    6/24/05           7.13%     100,000        100,000
        SPG, LP (Bonds)                                  10/27/05          6.88%     150,000        150,000
                                                                                  ----------     ----------
             Subtotal 2005                                                           660,000        660,000        6.98%


                                    22 of 41

                              SIMON PROPERTY GROUP
                       Summary of Indebtedness By Maturity
                             As of December 31, 1998
                                 (In thousands)

                                                                                                     SPG's        Weighted Avg
                     Property                           Maturity        Interest      Total         Share of      Interest Rate
                       Name                               Date            Rate     Indebtedness   Indebtedness       by Year
                       ----                               ----            ----     ------------   ------------       -------
        SPG, LP (Bonds)                                  11/15/06          6.88%     250,000        250,000
                                                                                  ----------     ----------
             Subtotal 2006                                                           250,000        250,000        6.88%

        SPG, LP (MTN)                                    9/20/07           7.13%     180,000        180,000
                                                                                  ----------     ----------
             Subtotal 2007                                                           180,000        180,000        7.13%

        SPG, LP (MOPPRS)                                 6/15/08           7.00%     200,000        200,000
                                                                                  ----------     ----------
             Subtotal 2008                                                           200,000        200,000        7.00%

                                                                                  ----------     ----------
        SPG, LP (Bonds)                                  7/15/09           7.00%     150,000        150,000
                                                                                  ----------     ----------
             Subtotal 2009                                                           150,000        150,000        7.00%

        Unsecured Notes - CPI 4                     (3)  9/15/13           7.18%      75,000         75,000
                                                                                  ----------     ----------
             Subtotal 2013                                                            75,000         75,000        7.18%

        Unsecured Notes - CPI 5                     (3)  3/15/16           7.88%     250,000        250,000
                                                                                  ----------     ----------
             Subtotal 2016                                                           250,000        250,000        7.88%

        SPG, LP (Bonds)                                  6/15/18           7.38%     200,000        200,000
                                                                                  ----------     ----------
             Subtotal 2018                                                           200,000        200,000        7.38%
                                                                                  ----------     ----------
        Total Unsecured Fixed Rate Debt
                                                                                   3,190,000      3,190,000        7.21%
                                                                                  ==========     ==========

Variable Rate Unsecured Debt:

        CPI Merger Facility - 1 Chase (1.4B)        (5)  6/24/99           5.71%     450,000        450,000
        Corporate Revolving Credit Facility         (7)  9/27/99           5.71%     368,000        368,000
                                                                                  ----------     ----------
             Subtotal 1999                                                           818,000        818,000        5.71%

        SPG, L.P. Unsecured Loan                    (6)  1/31/00           5.71%      70,000         70,000
        SPG, L.P. Unsecured Loan                    (7)  1/31/00           6.14%      63,000         63,000
        CPI Merger Facility - 2 Chase (1.4B)        (5)  3/24/00           5.71%     450,000        450,000
        CPI Merger Facility - 3 Chase (1.4B)        (5)  9/24/00           5.71%     500,000        500,000
                                                                                  ----------     ----------
             Subtotal 2000                                                         1,083,000      1,083,000        5.74%
                                                                                  ----------     ----------
        Total Unsecured Variable Rate Debt                                         1,901,000      1,901,000        5.73%
                                                                                  ==========     ==========

        Total Unsecured Debt                                                                      5,091,000        6.66%
                                                                                                 ==========

        Net Discount on Fixed-Rate Indebtedness                                       14,865         15,174         N/A
        Net Premium on Variable-Rate Indebtedness                                      1,275          1,283         N/A
                                                                                                 ----------        -----
        Total Consolidated Debt                                                                   7,843,563        6.91%
                                                                                                 ----------        -----

Joint Venture Indebtedness
Fixed Rate Mortgage Debt:

        Northfield Square                                 4/1/00           9.52%      24,055         24,055
        Coral Square                                     12/1/00           7.40%      53,300         26,650
                                                                                  ----------     ----------
             Subtotal 2000                                                            77,355         50,705        8.41%

        Highland Mall - 2                           (3)  10/1/01           8.50%         306            153
        Highland Mall - 3                           (3)  11/1/01           9.50%       2,896          1,448
                                                                                  ----------     ----------
             Subtotal 2001                                                             3,202          1,601        9.40%


                                    23 of 41

                              SIMON PROPERTY GROUP
                       Summary of Indebtedness By Maturity
                             As of December 31, 1998
                                 (In thousands)

                                                                                                     SPG's        Weighted Avg
                     Property                           Maturity        Interest      Total         Share of      Interest Rate
                       Name                               Date            Rate     Indebtedness   Indebtedness       by Year
                       ----                               ----            ----     ------------   ------------       -------
        Crystal Mall                                (3)   2/1/03           8.66%      50,305         25,152
        Avenues, The                                     5/15/03           8.36%      57,710         14,427
        Century III Mall -1                               7/1/03           6.78%      66,000         33,000
        Lakeland Square                                  12/22/03          7.26%      52,421         26,210
                                                                                  ----------     ----------
             Subtotal 2003                                                           226,435         98,790        7.62%

        Indian River Commons                             11/1/04           7.58%       8,399          4,200
        Indian River Mall                                11/1/04           7.58%      46,602         23,301
                                                                                  ----------     ----------
             Subtotal 2004                                                            55,001         27,501        7.58%

        Westchester, The                                  9/1/05           8.74%     152,104         76,052
        Cobblestone Court                                11/30/05          7.22%       6,180          2,163
        Crystal Court                                    11/30/05          7.22%       3,570          1,250
        Fairfax Court                                    11/30/05          7.22%      10,320          2,709
        Gaitway Plaza                                    11/30/05          7.22%       7,350          1,715
        Plaza at Buckland Hills, The                     11/30/05          7.22%      17,680          6,055
        Ridgewood Court                                  11/30/05          7.22%       7,980          2,793
        Royal Eagle Plaza                                11/30/05          7.22%       7,920          2,772
        Village Park Plaza                               11/30/05          7.22%       8,960          3,136
        West Town Corners                                11/30/05          7.22%      10,330          2,411
        Westland Park Plaza                              11/30/05          7.22%       4,950          1,155
        Willow Knolls Court                              11/30/05          7.22%       6,490          2,272
        Yards Plaza, The                                 11/30/05          7.22%       8,270          2,895
                                                                                  ----------     ----------
             Subtotal 2005                                                           252,104        107,377        8.30%

        Seminole Towne Center                             1/1/06           6.88%      70,500         31,725
        IBM CMBS Loan - Fixed Component             (8)   5/1/06           7.40%     300,000        150,000
        Great Northeast Plaza                             6/1/06           9.04%      17,671          8,836
        Smith Haven Mall                                  6/1/06           7.86%     115,000         28,750
                                                                                  ----------     ----------
             Subtotal 2006                                                           503,171        219,311        7.45%

        Town Center at Cobb                         (3)   4/1/07           7.54%      50,793         25,397
        Gwinnett  Place                             (3)   4/1/07           7.54%      39,866         19,933
        Lakeline Mall                                     5/1/07           7.65%      72,927         61,988
                                                                                  ----------     ----------
             Subtotal 2007                                                           163,587        107,318        7.60%

        Metrocenter                                 (3)  2/28/08           8.45%      31,181         15,591
        Aventura Mall - A                                 4/6/08           6.55%     141,000         47,000
        Aventura Mall - B                                 4/6/08           6.60%      25,400          8,467
        Aventura Mall - C                                 4/6/08           6.89%      33,600         11,200
        West Town Mall                                    5/1/08           6.90%      76,000         38,000
        Ontario Mills - 5                                11/2/08           6.75%     144,902         36,226
        Source, The - 2                                  11/6/08           6.65%     124,000         31,000
        Grapevine Mills - 2                              10/1/08           6.47%     155,000         58,125
                                                                                  ----------     ----------
             Subtotal 2008                                                           731,084        245,608        6.76%

        Highland Mall - 1                           (3)  12/1/09           9.75%       7,651          3,826
        Ontario Mills - 4                           (9)  12/28/09          0.00%       4,717          1,179
                                                                                  ----------     ----------
             Subtotal 2009                                                            12,368          5,005        7.45%

        Mall of Georgia                             (3)   7/1/10           7.09%     135,000         67,500
                                                                                  ----------     ----------
             Subtotal 2010                                                           135,000         67,500        7.09%
                                                                                  ----------     ----------        -----
        Total Joint Venture Fixed Rate  Mortgage Debt                              2,159,306        930,715        7.44%
                                                                                  ==========     ==========        =====


                                    24 of 41

                              SIMON PROPERTY GROUP
                       Summary of Indebtedness By Maturity
                             As of December 31, 1998
                                 (In thousands)

                                                                                                     SPG's        Weighted Avg
                     Property                           Maturity        Interest      Total         Share of      Interest Rate
                       Name                               Date            Rate     Indebtedness   Indebtedness       by Year
                       ----                               ----            ----     ------------   ------------       -------

Variable Rate Mortgage Debt:
        Tower Shops, The                            (6)  3/13/99           6.26%      13,500          6,750
                                                                                  ----------     ----------
             Subtotal 1999                                                            13,500          6,750        6.26%

        Dadeland Mall                               (7)  12/10/00          5.76%     140,000         70,000
                                                                                  ----------     ----------
             Subtotal 2000                                                           140,000         70,000        5.76%

        Arizona Mills                                     2/1/02           6.36%     140,984         37,101
        Lakeline Plaza - 1                                6/6/02           5.44%      30,500         25,925
        Shops at Sunset Place, The                  (7)  6/30/02           6.31%      87,180         32,692
                                                                                  ----------     ----------
             Subtotal 2002                                                           258,664         95,718        6.10%

        IBM CMBS Loan - Floating Component          (8)   5/1/03           5.56%     185,000         92,500
        Concord Mills                               (7)  12/2/03           6.41%      24,250         12,125
                                                                                  ----------     ----------
             Subtotal 2003                                                           209,250        104,625        5.66%

        Circle Centre Mall                               1/31/04           5.50%      60,000          8,802
                                                                                  ----------     ----------
             Subtotal 2004                                                            60,000          8,802        5.50%
                                                                                  ----------     ----------        -----
        Total Joint Venture Variable Rate Debt                                       681,414        285,895        5.84%
                                                                                  ==========     ==========        =====

        IBM CMBS Loan - Fixed Premium                                                 20,868         10,434
                                                                                                 ----------

        Total Joint Venture Debt                                                                  1,227,044        7.00%
                                                                                                 ----------        -----

        SPG's Share of Total  Indebtedness                                                        9,070,607        6.92%
                                                                                                 ----------        -----


(1) This Principal Mutual Pool 1 loan is secured by cross-collateralized mortgages encumbering four of the Properties (Anderson, Forest Village Park, Longview and South Park). A weighted average rate is used for these Pool 1 Properties.
(2) This Principal Mutual Pool 2 loan is secured by cross-collateralized mortgages encumbering seven of the Properties (Eastland, Forest Mall, Golden Ring, Hutchinson, Markland, Midland, and North Towne). A weighted average rate is used for these Pool 2 Properties.
(3)  Represents debt assumed in connection with the CPI merger.
(4) The Operating Partnership acquired the remaining 50% ownership percentage as part of the CPI Merger.
(5) This Facility consist of (i) a $450 million nine-month term loan, (ii) a $450 million 18-month term loan, and (iii) a $500 million 24-month term loan. Interest rate protection agreements relating to $500 million of the $1.4 billion were obtained on September 24, 1998. Under these agreements LIBOR is swapped at a weighted average rate of 5.057%.
(6)  Two one-year options exist to extend maturity.
(7)  Includes applicable extensions available at Simon Group's option.
(8) Represents debt assumed in connection with the acquisition of certain Properties on February 27, 1998 by a joint venture in which the Simon Group participated. This is $485 million of Commercial Mortgage Notes secured by cross-collateralized mortgages encumbering thirteen of the Properties. The Simon Group's share is $242 million. A weighted average rate is used.
(9) Notes for purchase of land from Ontario Redevelopment Agency at 6% commencing January 2000.

                                    25 of 41

                              SIMON PROPERTY GROUP
      Summary of Variable Rate Debt and Interest Rate Protection Agreements
                             As of December 31, 1998
                                 (In thousands)

                                                          Principal      SPG         SPG's          Interest
                 Property                   Maturity       Balance    Ownership     Share of          Rate          Terms of
                   Name                       Date         12/31/98       %       Loan Balance      12/31/98      Variable Rate
--------------------------------------------------------------------------------------------------------------------------------
Consolidated Properties:

Secured Debt:

Eastgate Consumer Mall                       3/31/00        22,929    100.00%        22,929         6.000%      LIBOR + 1.000%

White Oaks Mall                               3/1/99        16,500     54.92%         9,062         6.511%      LIBOR + 1.250%

Jefferson Valley Mall                        1/12/00        50,000    100.00%        50,000         5.614%      LIBOR + 0.550%
Trolley Square                               7/23/00         8,141     90.00%         7,327         7.219%      LIBOR + 1.500%

Crystal River                                 1/1/01        16,000    100.00%        16,000         7.064%      LIBOR + 2.000%
Richmond Towne Square                        7/15/03        14,526    100.00%        14,526         6.064%      LIBOR + 1.000%
Orland Square                                 9/1/01        50,000    100.00%        50,000         7.742%      LIBOR + 0.500%
Mission Viejo Mall                           9/14/03        37,559    100.00%        37,559         6.114%      LIBOR + 1.050%
Arboretum                                    12/1/03        34,000     90.00%        30,600         6.564%      LIBOR + 1.500%

Highland Lakes Center                         3/1/02        14,377    100.00%        14,377         6.564%      LIBOR + 1.500%
Mainland Crossing                            3/31/02         2,226    100.00%         2,226         6.564%      LIBOR + 1.500%

Forum Phase I - Class A-2                    5/15/04        44,385     60.00%        26,631         6.190%      LIBOR + 0.300%


Forum Phase II - Class A-2                   5/15/04        40,614     55.00%        22,338         6.190%      LIBOR + 0.300%


CMBS Loan - Variable Component              12/19/04        50,000    100.00%        50,000         6.155%      LIBOR + 0.365%
                                                         ---------                ---------
Total Consolidated Secured Debt                            401,258                  353,575
                                                         =========                =========

Unsecured Debt:

SPG, L.P. Unsecured Loan                     1/31/00        70,000    100.00%        70,000         5.714%      LIBOR + 0.650%
SPG, L.P. Unsecured Loan                     1/31/00        63,000    100.00%        63,000         6.140%      LIBOR + 0.650%



CPI Merger Facility - 1 Chase (1.4B)         6/24/99       450,000    100.00%       450,000         5.714%      LIBOR + 0.650%
CPI Merger Facility - 2 Chase (1.4B)         3/24/00       450,000    100.00%       450,000         5.714%      LIBOR + 0.650%
CPI Merger Facility - 3 Chase (1.4B)         9/24/00       500,000    100.00%       500,000         5.714%      LIBOR + 0.650%

Unsecured Revolving Credit Facility - UBS    9/27/99       368,000    100.00%       368,000         5.714%      LIBOR + 0.650%
(1.25B)                                                  ---------                ---------
Total  Consolidated Unsecured Debt                       1,901,000                1,901,000
                                                         =========                =========

Net Premium on Variable-Rate Indebtedness                    1,275                    1,283
                                                         ---------                ---------
Consolidated Variable Rate Debt                          2,303,533                2,255,858
                                                         =========                =========

                 Property                                Terms of
                   Name                        Interest Rate Protection Agreement
-------------------------------------------------------------------------------------------
Consolidated Properties:

Secured Debt:

Eastgate Consumer Mall

White Oaks Mall                             90-day LIBOR set on November 30, 1998

Jefferson Valley Mall                       LIBOR Capped at  8.70% through maturity
Trolley Square

Crystal River
Richmond Towne Square
Orland Square                               LIBOR Swapped at 7.24% through maturity
Mission Viejo Mall
Arboretum

Highland Lakes Center
Mainland Crossing

Forum Phase I - Class A-2                   Through an interest rate protection agreement,
                                            effectively fixed
                                            at an all-in-one rate of 6.19%
Forum Phase II - Class A-2                  Through an interest rate protection agreement,
                                            effectively fixed
                                            at an all-in-one rate of 6.19%
CMBS Loan - Variable Component              Through an interest rate protection agreement,
                                            effectively fixed
                                            at an all-in-one rate of 6.16%
Total Consolidated Secured Debt



Unsecured Debt:

SPG, L.P. Unsecured Loan
SPG, L.P. Unsecured Loan                    A two year interest rate protection agreement, which
                                            effectively fixes the interest
                                            rate at an all-in-one rate of 6.14% was obtained on
                                            January 15, 1998.
CPI Merger Facility - 1 Chase (1.4B)
CPI Merger Facility - 2 Chase (1.4B)
CPI Merger Facility - 3 Chase (1.4B)        LIBOR Swapped at a weighted average rate of 5.06%.

Unsecured Revolving Credit Facility - UBS   See Footnote (1)
(1.25B)

Total  Consolidated Unsecured Debt


Net Premium on Variable-Rate Indebtedness

Consolidated Variable Rate Debt


                                    26 of 41

                              SIMON PROPERTY GROUP
      Summary of Variable Rate Debt and Interest Rate Protection Agreements
                             As of December 31, 1998
                                 (In thousands)

                                                          Principal      SPG         SPG's          Interest
                 Property                   Maturity       Balance    Ownership     Share of          Rate          Terms of
                   Name                       Date         12/31/98       %       Loan Balance      12/31/98      Variable Rate
--------------------------------------------------------------------------------------------------------------------------------
Joint Venture Properties:


Tower Shops, The                             3/13/99        13,500     50.00%         6,750         6.264%      LIBOR + 1.200%
Dadeland Mall                               12/10/00       140,000     50.00%        70,000         5.764%      LIBOR + 0.700%


Shops at Sunset Place, The                   6/30/02        87,180     37.50%        32,692         6.314%      LIBOR + 1.250%

Arizona Mills                                 2/1/02       140,984     26.32%        37,101         6.364%      LIBOR + 1.300%
Concord Mills                                12/2/03        24,250     50.00%        12,125         6.414%      LIBOR + 1.350%
Lakeline Plaza - 1                            6/6/02        30,500     85.00%        25,925         5.439%      LIBOR + 0.375%

IBM CMBS Loan - Floating Component            5/1/03       185,000     50.00%        92,500         5.562%      See Footnote (3)




Circle Centre Mall                           1/31/04        60,000     14.67%         8,802         5.504%      LIBOR + 0.440%
                                                         ---------                ---------
Total Joint Venture Properties                             681,414                  285,895
                                                         =========                =========

Total Variable Mortgage
   and Other Indebtedness                                2,984,946                2,541,753
                                                         =========                =========



                 Property                                Terms of
                   Name                        Interest Rate Protection Agreement
-------------------------------------------------------------------------------------------

Joint Venture Properties:


Tower Shops, The                           Two one-year extensions exist to extend maturity.
Dadeland Mall


Shops at Sunset Place, The                 See Footnote (2)

Arizona Mills                              LIBOR Capped at  9.50% through maturity
Concord Mills
Lakeline Plaza - 1

IBM CMBS Loan - Floating Component         The Operating Partnership took assignment of an
                                           interest rate protection
                                           agreement (LIBOR cap of 11.67%) relating to this
                                           debt.

Circle Centre Mall                         LIBOR Capped at  8.81% through maturity

Total Joint Venture Properties



Total Variable Mortgage
   and Other Indebtedness



Footnotes:
(1) An 11.53% LIBOR cap on $90M and a 16.77% LIBOR cap on $50M has been transferred from Forum and CMBS Loan - Floating Component, respectively.
(2)  Rate can be reduced based upon project performance.
(3)  Represents the weighted average interest rate.

      The following table summarizes variable rate debt:


                                               Total            SPG Share
                                             ----------        -----------
      Swapped debt                              550,000            550,000
      Capped debt "in the money"                197,999            161,969
      Other hedged variable rate debt           575,984            328,403
      Unhedged variable rate debt             1,660,963          1,501,381
                                             ----------       ------------
                                              2,984,946          2,541,753
                                             ==========       ============

                                    27 of 41

                              SIMON PROPERTY GROUP
                           New Development Activities
                             As of December 31, 1998

                                    Simon                                                   Non-Anchor
                                   Group's           Actual/            Projected           Sq.Footage
          Mall/                   Ownership         Projected              Cost               Leased/              GLA
         Location                Percentage         Opening            (in millions)        Committed(1)         (Sq.ft)
-------------------------------------------------------------------------------------------------------------------------

Projects Under Construction
---------------------------
Shops at Sunset Place               37.5%              1/99               $150                 95%                 510,000
South Miami, FL

    Anchors/Major Tenants:   AMC 24 Theatre, NIKETOWN, Barnes & Noble,
                             IMAX Theatre, Virgin Megastore, Z Gallerie,
                             GameWorks, FAO Schwarz
-------------------------------------------------------------------------------------------------------------------------

The Mall of Georgia                  50%               8/99               $246                 65%               1,500,000
Buford, Georgia
(Atlanta)

    Anchors/Major Tenants:   Nordstrom (opening 3/00), Dillard's, Lord & Taylor,
                             JCPenney, Galyan's, Bed Bath & Beyond, Haverty's,
                             Barnes & Noble
-------------------------------------------------------------------------------------------------------------------------

The Mall of Georgia                  50%              10/99               $38                  87%                444,000
Crossing
Buford, GA
(Atlanta)

    Anchors/Major Tenants:   Target, Nordstrom Rack, Best Buy, Upton's, Staples,
                             TJMaxx & More
-------------------------------------------------------------------------------------------------------------------------

Concord Mills                       37.5%              9/99               $210                 70%              1,400,000
Concord, NC
(Charlotte)

    Anchors/Major Tenants:   Books-A-Million, Bed Bath & Beyond, TJMaxx,
                             Burlington Coat Factory, Bass Pro Outdoor World,
                             AMC Theatres, Jillian's, Alabama Grill, Group USA,
                             Embassy Suites Hotel, Host Marriot Services (food
                             court)
-------------------------------------------------------------------------------------------------------------------------

The Shops at Northeast              100%              11/99               $42                  69%                 323,000
Plaza
Hurst, TX

    Anchors/Major Tenants:   Michael's, OfficeMax, PetsMart, Cost Plus, TJMaxx,
                             Bed Bath & Beyond, Party City
-------------------------------------------------------------------------------------------------------------------------

Waterford Lakes Town Center         100%            11/99 and             $84                  66%                 920,000
                                                      11/00                                 (Phase I)
Orlando, FL

    Anchors/Major Tenants:   Regal 20-Plex, Super Target, TJMaxx, Ross Dress for
                             Less, Barnes & Noble, Waves Music, Party City,
                             OfficeMax

-------------------------------------------------------------------------------------------------------------------------

Projects Under Development
--------------------------

Orlando Premium Outlets              50%            Summer 2000           $91                  (2)                 433,000
Orlando, FL

    Anchors/Major Tenants:   To be announced



(1)  Community Center leased/committed percentage includes owned anchor GLA.

(2)  Leasing still in preliminary stage.



                                    28 of 41

                              SIMON PROPERTY GROUP
                   Significant Renovation/Expansion Activities
                             As of December 31, 1998

                                                                       Projected                 Total                  New or
                                   SPG              Actual/              Cost                  Existing              Incremental
          Mall/                 Ownership          Projected              (in                     GLA                    GLA
        Location               Percentage           Opening             millions)              (sq. ft.)              (sq. ft.)
---------------------------------------------------------------------------------------------------------------------------------
Florida Mall                       50%               11/99                $86                   1,120,000                608,000
Orlando, FL

     Project Description:    New Burdine's, mall GLA expansion and renovation,
                             food court renovation, Dillard's, Parisian
                             (formerly Gayfers) and JCPenney expansion

---------------------------------------------------------------------------------------------------------------------------------

LaPlaza Mall                      100%            11/99, 3/00             $35                     989,000                215,000
McAllen, TX                                        and 11/00

     Project Description:    Renovation of existing center (opening 11/99);
                             expansion of mall GLA and new Dillard's store
                             (opening 3/00); JCPenney expansion and new small
                             shop retrofitted from the existing Dillard's store
                             (opening 11/00) from the existing Dillard's store
                             (opening 11/00)

---------------------------------------------------------------------------------------------------------------------------------

Mission Viejo                     100%               11/99               $146                     818,000                427,000
Mission Viejo, CA

     Project Description:   Macy's (opening 11/00) & Robinson-May
                            expansions; Saks & Nordstrom additions new parking
                            structure and renovation of the existing parking
                            structure; small shop expansion, mall renovation and
                            food court addition (opening 10/00)

---------------------------------------------------------------------------------------------------------------------------------

North East Mall                   100%             11/99 and             $103                   1,141,000                308,000
                                                   Fall 2000
Hurst, TX

     Project Description:    New Dillard's and mall expansion (to open 11/99);
                             recapture of two Dillard's stores and replace with
                             new Nordstrom and Saks Fifth Avenue; JCPenney and
                             Montgomery Ward expansions; mall renovation

---------------------------------------------------------------------------------------------------------------------------------

Palm Beach Mall                   100%               11/99                $34                   1,205,000 (1)            61,000
West Palm Beach, FL

     Project Description:    New Dillard's; renovations of Burdine's, JCPenney
                             and Sears; new Borders and Old Navy; mall
                             renovation

---------------------------------------------------------------------------------------------------------------------------------

Richmond Town Square              100%               11/99                $60                     873,000 (1)            10,000
Cleveland, OH

     Project Description:    New Kaufmann's, JCPenney remodel and renovation
                             (opened 11/98); new Sony Cinema, Sears remodel and
                             new food court

---------------------------------------------------------------------------------------------------------------------------------

Town Center at Boca Raton         100%               11/00                $70                   1,327,000                228,000
Boca Raton, FL

     Project Description:    New Nordstrom, relocation of Saks Fifth Avenue into
                             old Mervyn's (opening 8/99), Lord & Taylor and
                             Bloomingdale's expansions; mall renovation with
                             small shop expansion




(1) Total existing GLA differs from 1998 square footage in 10-K property table due to redevelopment activity in 1998.


                                    29 of 41

                              SIMON PROPERTY GROUP
                              Capital Expenditures
                  For the Twelve Months Ended December 31, 1998


                                  (In millions)


                                                     Joint Venture Properties
                                                     ------------------------
                                                                      Simon
                                   Consolidated                       Group's
                                    Properties        Total           Share
                                   ----------         -----           -------


New Developments                     $ 22.0          $155.2          $ 77.1

Renovations and Expansions            311.5            64.6            26.4

Tenant Allowances-Retail               44.9            12.9             5.4

Tenant Allowances-Office                 .9            --              --

Capital Expenditures
   Recoverable from Tenants            18.5             2.9             1.2

Other (1)                              12.0             2.5              .8
                                     ------          ------          ------


Totals                               $409.8          $238.1          $110.9
                                     ======          ======          ======



 (1) Primarily represents capital expenditures not recovered from tenants.




                                    30 of 41

                              SIMON PROPERTY GROUP
                        Gains on Sales of Peripheral Land
             For the Twelve Months Ended December 31, 1998 and 1997


                                  (In millions)



                                    Twelve Months Ended
                                       December 31,
                                    1998           1997
                                    ----           ----

Consolidated Properties            $ 8.0          $ 5.5

Simon Group's Share of
  Unconsolidated Entities            5.9            2.5
                                   -----          -----


Totals                             $13.9          $ 8.0
                                   =====          =====





                                    31 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


Forward Looking Statement  (Steve Sterrett)
-------------------------------------------

Good afternoon and welcome to the Simon Property Group fourth quarter and year end 1998 earnings teleconference call.

Please be aware that statements in this teleconference call that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The listener is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.


Opening Comments  (David Simon)
-------------------------------

Good afternoon everyone. We are very pleased with our accomplishments for the quarter and for the year, highlighted by the following activities:

- We exceeded consensus expectations for both the quarter and the year, growing FFO per share to $2.85, an annual growth rate of 10.5%.
- We increased occupancy in the regional mall portfolio by 270 basis points to 90%, including a 220 basis point increase for the existing SPG portfolio prior to CPI.
- We completed $5.7 billion in acquisitions, including the CPI and IBM portfolios.
- We completed our most active year of capital markets activity ever, raising and arranging $7 billion in well-timed capital market transactions.
- We invested $300 million in our ongoing redevelopment program, which will generate double-digit returns as well as enhance the market position of those assets.
- SBV, in its first full calendar year of operation, exceeded our initial expectations through the execution of strategic partnerships and alliances with strong corporate partners such as Pepsi, VISA and the NFL, Browning-Ferris Industries, DMX MallNet, JCDecaux, U.S. RealTel, and GoldCan Recycling.
- We have 5 million square feet of exciting new development projects under construction, including new projects in growing markets such as Charlotte, Orlando and Atlanta.



                                    32 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


Financial and Operational Results  (Steve Sterrett)
---------------------------------------------------

Our financial and operational results for the quarter and year ended December 31, 1998 are as follows:

For the year...

- Diluted FFO per share increased 10.5% to $2.85 per share in 1998 from $2.58 per share in 1997.
- FFO of the Simon portfolio was $544.5 million, an increase of 31.2% or $129.4 million over the same period in 1997.
- Total revenue for the year increased 33.4% to $1.406 billion as compared to $1.054 billion in 1997.

For the quarter...

- FFO on a per share basis increased 7.6% to $0.85 per share in 1998 from $0.79 per share in 1997.
- FFO of the Simon Portfolio was $196.0 million, an increase of 48.8% or $64.3 million over the same period in 1997.
- Total revenue increased 54.0% to $472.6 million as compared to $306.9 million over the same period in 1997.

In keeping with our customary levels of disclosure after the completion of large transactions, operating statistics will be fully disclosed for both the "old" SPG portfolio and the CPI portfolio, separately, in our 8-K package. Operating statistics for the combined SPG portfolio--including the CPI assets--at 12/31/98 are as follows:

- Occupancy at December 31, 1998, was 90.0%, an increase of 270 basis points over the same period in 1997. Occupancy within the former SPG portfolio was 89.5% while the CPI portfolio occupancy was 92.0%.
- Average base rent in the regional mall portfolio was $25.70 per square foot, an increase of 8.7%.
- Occupancy costs as a percentage of sales as of December 31, 1998 was 12.3%. Included in this is a minimum rent to sales ratio of only 7.5%. As you know, this is significantly below that of comparable quality portfolios, and increasing this percentage is a major business focus for our company in 1999 and beyond, as we look to grow the profitability of SPG by delivering a higher percentage of our tenants' sales to our bottom line.
- Total sales per square foot for the twelve months ended 12/31/98 increased 8.9%, to $343 per square foot as compared to the prior year. The increase for "comparable properties," that is properties owned


                                    33 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


     for at least one year, was 4.7%. Total sales per square foot in the CPI portfolio were $418 per square foot which is up 7.8% from a year ago.
- Comparable sales per square foot for tenants who have been in place for at least 24 months, increased 8.8%, to $346. Comparable sales per square foot in the CPI portfolio were $422.
- The average initial base rent for new mall store leases signed in 1998 was $27.33 per square foot, an increase of $3.70, or 15.7% over the tenants who closed or whose leases expired.

Same property NOI growth for 1998 in the "old" SPG portfolio was approximately 6%. This growth rate was positively impacted by growth in rents, occupancy, and tenant sales as well as by our SBV initiatives and the positive effect of our redevelopment efforts. Same property NOI growth for the CPI portfolio was 11.1%.

Acquisition Activities  (David Simon)
-------------------------------------

In addition to CPI, we acquired an additional $650 million of real estate in 1998:

- Cordova Mall was acquired at a cost of $87 million and added to our presence in Pensacola, Florida, where we now own both regional malls.
- The IBM portfolio, encompassing 12 regional malls, added 10.7 million square feet of GLA to the Company's portfolio in a 50/50 joint venture with Macerich. Simon's share of the cost was $487.5 million.
- During 1998 we acquired the remaining 50% of Rolling Oaks Mall in San Antonio and an additional 35% interest in Lakeline Mall and Lakeline Plaza in Austin, Texas.
- And in December, we acquired The Arboretum in Austin, Texas. This 209,000 square foot open-air specialty center is anchored by Barnes & Noble, The Pottery Barn, Structure, Bath & Body and The Arbor Theater with specialty tenants such as The Sharper Image, Gap, Gap Kids, Banana Republic and Victoria's Secret. This lifestyle center complements our existing Austin assets, which include ownership of all three malls in the rapidly growing Austin market.

The average initial unlevered yield on these acquisitions was 9%.


                                    34 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


Financing Activities  (Steve Sterrett)
--------------------------------------

Despite the conditions prevalent in the capital markets, we completed $7 billion worth of transactions in 1998. These transactions can be summarized as follows:

 -    New mortgage financings and refinancings             $2.0 billion

 -    Corporate credit facilities (primarily
      the CPI acquisition facility)                        $1.7 billion

 -    Issuance of senior unsecured notes                   $1.075 billion

 -    Equity issued in connection with the
      CPI acquisition comprised of common
      stock issued at $33 5/8 and preferred
      stock which converts up 15% at $38.669               $2.3 billion

We also just completed a $600 million fixed rate senior unsecured note offering. The two tranches--at $300 million each--mature in 2004 and 2009 and bear interest at 6 3/4% and 7 1/8%, respectively. Proceeds were used primarily to pay down the first tranche of our acquisition facility.

A few days ago, PGGM, the Dutch pension fund, notified us of their election to convert their 6.5% Series A convertible preferred stock into SPG common stock. This convert was assumed by SPG as part of the CPI acquisition. PGGM owns $150 million of the Series A stock, which will result in the issuance of 5.7 million shares of common. This conversion will be completed at the end of February.

We believe this conversion demonstrates PGGM's confidence in the Company. We welcome them as one of our largest common shareholders and look forward to a long and mutually beneficial relationship.

Our capital markets activity is indicative of the financial strength of Simon and the Company's ability to effectively access the capital markets. In addition, our balance sheet is in excellent shape:

-    We have minimal near term debt maturities.
-    Our significant construction projects all have financing in place.
- We have $900 million of available capacity on our current corporate credit facility.
- We have strong fixed charge and interest coverage, have maintained our coverage ratios consistent with 1997 levels, and our senior unsecured debt ratings were reaffirmed by S&P and Moody's at BBB+ and Baa1, respectively, despite acquiring over $7 billion of property in the last two years.
- And in 1999, we should generate over $200 million of "retained" cash flow after payment of dividends.

                                    35 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


Most importantly, we grew the company and its earnings stream and improved the overall quality of our portfolio while maintaining the integrity of the balance sheet and our strong capital base; resisting the temptation to "lever up" in light of the capital markets situation during the latter half of 1998. We continue to maintain significant financial liquidity, capacity and flexibility, and are not bumping up against any of our debt covenants.

Development Activities  (Rick Sokolov)
--------------------------------------

Malls & Community Centers:

We opened two new community centers in 1998--Muncie Plaza and Lakeline Plaza. Both of these centers complement their regional mall counterparts--Muncie Mall in Muncie, Indiana, and Lakeline Mall in Austin, Texas.

Two of the three new community centers we currently have under construction are also located adjacent to a Simon regional mall. This is a "win-win" situation--a market dominant location combined with an extensive array of retail choices for the consumer.
- The Mall of Georgia Crossing will open in October, a couple of months after the mall opening. This 442,000 square foot power center will be anchored by Target, Uptons, TJMaxx & More, Best Buy, Nordstrom Rack and Staples. The
     1.5 million square foot super-regional mall will be anchored by Nordstrom, Dillard's, Lord & Taylor, JCPenney, Galyan's, Bed Bath & Beyond, Haverty's and Barnes & Noble.
- The Shops at Northeast Plaza is scheduled to open in November and will be anchored by Michael's, OfficeMax, PetsMart, Cost Plus, TJMaxx, Bed Bath & Beyond and Party City. This 323,000 square foot power center will be located adjacent to North East Mall in Hurst, Texas, which is undergoing a $100 million dollar renovation and expansion including the addition of a new Nordstrom, Saks Fifth Avenue and a new relocated 300,000 square foot Dillards.

The third power center under construction is Waterford Lakes Town Center in Orlando, Florida. This 920,000 square foot center is scheduled to open in two phases: November 1999 and November 2000. Waterford Lakes is located in the fastest growing area in metro Orlando. The center will be anchored by Regal 20-Plex, Super Target, TJMaxx, Ross Dress for Less, Barnes & Noble, Waves Music, Party City, Dress Barn and OfficeMax.


                                    36 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


Specialty Centers and Other:
We have always prided ourselves on being a retail developer not just a mall or strip center developer. An example of this is our recent effort in the specialty centers category. We opened The Shops at Sunset Place in South Miami, Florida in January. The center opened 95% leased and features an appealing open-air configuration and a unique blend of retail and entertainment with a tenant line-up unparalleled in South Florida. The Shops at Sunset is a one-of-a-kind specialty center, reflective of the innovativeness of the SPG organization, and is anchored by AMC Theatres, FAO Schwarz, IMAX, GameWorks, NIKETOWN, Virgin Megastore and Z Gallerie.

Early results from the Shops at Sunset have been extremely encouraging. AMC has informed us that this complex was 29th in the nation for the last week reported. This is not 29th in the AMC chain, but 29th of all theater complexes in the United States. FAO Schwarz sales are 40% above plan; NIKETOWN sales are 30% above plan; GAMEWORKS is #1 in their chain of 8 locations; and Virgin Megastore is also reporting very strong sales.

Concord Mills is our fourth joint venture with The Mills Corporation. This 1.4 million square foot value-oriented super regional mall will be anchored by Books-A-Million, Bed Bath & Beyond, TJMaxx, Bass Pro Outdoor World, AMC Theatres, Burlington Coat Factory, Jillian's, Group USA, Alabama Grill, Embassy Suites Hotel and Host Marriott Services. This center is projected to open in September.

We are also nearing commencement of construction for our first joint venture project with Chelsea, GCA Realty - the Orlando Premium Outlet Center in Orlando, Florida. This project is exceptionally located, directly on I-4 less than 2 miles from the main entrance to Disney World. This 433,000 square foot center will feature the traditional array of premium fashion tenants found in a Chelsea center and is scheduled to open in the summer of 2000.

Redevelopment:
We are firmly committed to enhancing the performance of our existing assets as evidenced by the $300 million invested in 1998. The measurable results of these invested dollars comes in the form of increased sales and increased rental income, thereby enhancing NOI growth.

In 1998 we completed major redevelopments at centers such as: Aventura Mall in Miami; Barton Creek Square in Austin; Columbia Center in Columbia, Washington; Crystal River Mall in Crystal River, Florida; Independence Center in Independence, Missouri; Orange Park Mall in Jacksonville, Florida; and Richardson Square in Dallas. In these centers, total sales volumes have increased from 15 to 40%.


                                    37 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


In the press release, we detailed some of the more significant redevelopment projects currently under construction for completion in 1999 and beyond including:

-    Florida Mall in Orlando, Florida
-    LaPlaza Mall in McAllen, Texas
-    Mission Viejo in Mission Viejo, California
-    North East Mall in Hurst, Texas
-    Palm Beach Mall in West Palm Beach, Florida
-    Richmond Town Square in Cleveland, Ohio and
-    Town Center at Boca Raton in Boca Raton, Florida.

Simon's share of the cost of these major redevelopment projects is approximately $500 million. We anticipate that this capital spending should generate stabilized returns of approximately 11%.

International Expansion  (David Simon)
--------------------------------------

Our expansion into Europe materialized with the Phase I opening of a development in Krakow, Poland at the end of October. Total net costs of the project are estimated at $25 million with an initial unleveraged return of 15% on cost.

We have invested an initial $15 million for a 22% interest in Groupe BEG and will gradually, with Argo II (J.P. Morgan) and Charlesbank Capital Partners (formerly Harvard Capital Group), acquire a majority controlling interest in the Groupe pursuant to an earn out formula as the company moves forward.

There are currently two additional projects under construction and several in pre-construction development phase, and we look forward to the opportunities available through this joint venture to capitalize on under served and under retailed Central Europe with the initial primary focus being in Poland.

Simon Brand Ventures (David Simon)
----------------------------------

It's now been 18 months since we announced the formation of Simon Brand Ventures, our strategic marketing division. In assessing SBV, I think its fair to say that the results to date have met or exceeded our original expectations. We've developed a profitable business model that:

- has enrolled over 2 million members in our frequent shopper loyalty program, MALLPeRKS,
- introduced major consumer brands like Pepsi and Visa to the mall environment,
- developed strategic relationships with companies like Browning Ferris Industries to lower our tenants' operating costs, and most recently,


                                    38 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


- entered into a strategic relationship with Time, Inc. to produce "S", the first national lifestyle magazine targeted to mall shoppers.

"S" will be distributed at over 140 SPG properties monthly beginning on March 1st, with an estimated circulation of 2.2 million copies per month. "S" will balance national and local lifestyle features, promotions and other news useful to Simon shoppers.

As part of the alliance, Simon and Time will partner to develop multimedia programs for brand marketers who seek both an in-mall platform, including event-marketing extensions, as well as a print medium to reach their targeted audience.

Expect to hear more from us in 1999 regarding SBV. Significant discussions are ongoing with potential strategic partners in several areas, and we are working diligently to make the MALLPeRKS program even more successful.

And expect a major announcement from us next week regarding a topic we have discussed with you for the last year, the branding of our Company.

Internet Shopping (Rick Sokolov)
--------------------------------

About a week ago, the ICSC Research Quarterly published a compendium of all the estimates from forecasters for E-commerce. The 1998 forecasts run anywhere from $4 billion to $14.5 billion of sales of goods over the Internet to consumers. The most likely number seems to be in the $6-$8 billion range. These same forecasters indicate that in the year 2003 the estimates range from a low of $20.5 billion to a high of $103 billion for the sale of consumer goods over the Internet.
Now let us try and provide a frame of reference for these numbers.

- In 1998, total non-auto retail sales in the United States were $1.9 trillion. More importantly, total catalog sales in 1998 were $75 billion. Taken at its most optimistic, the Internet will probably approximate catalogs as a channel of retail distribution in 2003. Women's Wear Daily has written extensively on this topic, and it is their expectation that a substantial portion of the sales over the internet will come out of the catalog sector. In fact, the catalog merchandisers are shifting more and more of their sales efforts to the Internet.
-    One last frame of reference - Wal-Mart did $115 billion of sales in 1998.


                                    39 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


The other thing to focus on is what is being bought on the Internet. Sixty percent of the goods that are being bought over the Internet are goods that are not customarily found in the regional mall setting. Consumer products, consumer accessories, entertainment and airline tickets all make up a substantial portion of the Internet sales in 1998. In the year 2002, it is estimated that approximately 20% of the on-line sales will be consumer products; 15% will be entertainment tickets; and the projections for apparel sales are approximately $1.9 billion or less than 1% consummated over the Internet. Books and records will also have a considerable portion of their sales generated over the Internet. The expectation in 2002 is that 10% of book sales in the United States will be consummated over the Internet or approximately $1.8 billion; and 17.9 % of music sales will be consummated over the Internet or approximately 4% of total sales in this category.

Regarding our perspective on books and music, Barnes & Noble, which is a considerable on-line player itself in the book category, is still aggressively expanding its large format bookstores throughout our portfolio, as is Borders.

On the music front, the Internet sector has already taken considerable competitive pressures from both Circuit City and Best Buy, who are devoting substantial portions of their floor space to selling music, at substantially aggressive pricing, to drive traffic in their stores.

One last factual thing to bear in mind regarding the Internet is that there is currently a 5% to 7% cost advantage for buying on the Internet, as mandated by the federal government, because sales consummated over the Internet are not subject to sales tax by state and local jurisdictions.

In January, the Wall Street Journal ran an article which indicated that the state and local governments, which derive a substantial portion of their operating revenues from sales taxes, are preparing to lobby very aggressively to have the right to tax sales over the Internet on the same basis as sales that are consummated in our properties. We anticipate that this will be a subject of hot debate over the next year, but ultimately that this cost advantage will dissipate.

As evidenced by our results and the results of our peer companies, retailer demand for new additional space in the malls has never been greater. Whether it's Gap planning to open 400 new stores this year or Limited rolling out a new name plate, White Barn Candle; retailers continue to show significant commitment to the mall. Major department store companies have all announced retailer on-line initiatives--Federated buying Finger Hut; and Saks announcing their new initiatives. At the same time, however, their capital commitment to our properties has never been greater, and we still have a very extensive development program featuring department stores of these companies at the same time that they are making a commitment to on-line retailing.

                                   40 of 41

SIMON PROPERTY GROUP
Conference Text
February 18, 1999


Let me walk you through a couple of initiatives that we currently have underway to make our company and portfolio more Internet friendly. First, we are undertaking steps to take our MALLPeRKS program and its 2 million members on-line. In 1999, look for a MALLPeRKS Web page where members can view their account status on-line and see promotional offerings of mall events.

Walk up terminals are also being installed in our new MALLPeRKS marketplaces, which are replacing traditional customer service booths in SPG malls, bringing technology into the mall itself. These vehicles will also serve as a marketing medium for our retailers and strategic partner.

We are also embarking on a major development project, in conjunction with technology and portal partners, to marry the concepts of multiple retailer offerings, data capture, and efficient payment settlement in an on-line and physical environment. Look for more from us on this project later in 1999.

Conclusion  (David Simon)
-------------------------

- If there is any company out there that can effectively compete with e-commerce, it is Simon Property Group. The Company's advantage is a function of our branding efforts, our SBV initiatives focused on driving and increasing customer loyalty, and all of the re-merchandising efforts that our company is undertaking, including bringing lifestyle and entertainment tenants to our properties. We've been at the forefront of this movement in our industry.
- We're obviously very disappointed in the current price level of our common stock. SPG has undergone a significant transformation since we have gone public. Not only have we grown 5-fold since our IPO five years ago, but our portfolio now encompasses 50 million square feet of mall store space, averaging almost $350 a foot in sales. And when you add in our hallmark innovation, including cutting edge developments and our SBV initiatives, we think we're doing a lot of the right things.
- Nevertheless, the status of the capital markets will not detract from our ability to grow the profitability of this company. We have strong embedded growth opportunities in our new development and redevelopment pipeline, our below market rents and our SBV initiatives. And we have always managed the balance sheet with a long-term view, prudently financing our growth and always keeping some powder dry. That philosophy continues.
- When we came public in 1993, we promised you an industry-leading company that would grow its FFO per share 8-12% per year and, coupled with a dividend, would provide an attractive total return to investors. We have delivered on that promise each year, including 1998, and we are poised to deliver on that promise in 1999 and beyond.

                                    41 of 41